STATEMENT OF AMENDMENT TO THE
WASHINGTON REAL ESTATE INVESTMENT TRUST
DEFERRED COMPENSATION PLAN FOR DIRECTORS

The Washington Real Estate Investment Trust Deferred Compensation Plan for Directors (the “Plan”) shall be amended, as set forth below, to clarify the application of certain provisions of the Plan, effective as of the date such original provisions first became operative.

1.	Section 3.3 is modified in its entirety to read as follows:

If a Participant terminates from the Board of the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of the termination since no additional services will be performed after such termination to which an ongoing election would relate and, in accordance with the provisions of Section 5.1, payment of the full balance of a Participant's Account and all outstanding RSU's must commence upon a Separation from Service.

2.	Section 5.3 is modified by the restatement of the second sentence thereof to read as follows:

Payments shall commence no later than sixty (60) days after all information necessary to calculate the benefit amount has been received by the Company following the date of Retirement, termination, or death and in all events no more than ninety (90) days following the date of Retirement, termination or death.

3.	Section 5.3 is modified by restating the paragraph between subpart (b) and subpart (c) to read as follows:

Earnings on the unpaid balance of the Account in connection with payments made on an installment basis shall be equal to the average rate of Earnings which would have been applicable on the Account over the thirty-six (36) months immediately preceding commencement of benefit payments. In the event that a Participant dies prior to receipt of all installments payable in connection with an elected installment payment method, the Beneficiary of the remaining payments may request the Committee to accelerate the payment of some or all of the remaining installments in the event that the Beneficiary incurs an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii). The Committee may consider any such request in its sole discretion but shall not be bound to grant any such request.

4.	Section 5.4 is modified by the restatement of the second to last sentence thereof to read as follows:

The settlement date shall be no more than sixty five (65) days after the Valuation Date and, in accordance with Section 5.3, no later than sixty (60) days after all information necessary to calculate the benefit amount has been received by the Company and in all events no more than ninety (90) days after the date on which the Participant terminates or dies.